Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is entered into as of January 31, 2005, by and between New England Power Company (“NEP”), USGen New England, Inc. (“USGenNE”), and Taunton Municipal Lighting Plant (“TMLP”). NEP, USGenNE, and TMLP are sometimes referred to herein individually as “Party” or collectively as “the Parties”.

WHEREAS, NEP and TMLP are parties to a System Power Sales Agreement dated as of November 10, 1993 (the “PSA”);

WHEREAS USGenNE is agent to NEP in connection with the PSA;

WHEREAS, NEP filed suit against TMLP in New England Power Co. v. Taunton Municipal Lighting Plant, Civil Action No. 02-4691 BLS (Judge van Gestel) (the “Superior Court Action”);

WHEREAS TMLP has been placing sums in escrow that represent the disputed amounts under the PSA (the “Escrowed Funds”);

WHEREAS, TMLP filed counterclaims against NEP in the Superior Court Action;

WHEREAS, NEP and TMLP desire to terminate the PSA in accordance with this Agreement;

WHEREAS, NEP and TMLP wish to avoid the continued costs of litigation and to resolve all claims amicably between and among themselves; and

WHEREAS, on July 8, 2003, USGenNE filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Greenbelt Division (the “Bankruptcy Court”), Case No. 03-30465(PM) (the “USGenNE Bankruptcy”);

NOW, THEREFORE, in consideration of these premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

  This Agreement is subject to approval by the Bankruptcy Court in which the USGenNE Bankruptcy is pending. USGenNE shall file a motion with the Bankruptcy Court to approve this Agreement (the “Approval Motion”) within two (2) business days after the Parties execute this Agreement. The “Approval Date” shall mean (i) if any objection to the Approval Motion is filed, the date on which an order of the Bankruptcy Court approving this Agreement has become a final, non-appealable judicial order (unless the Parties waive in writing the requirement that such order be final and non-appealable, in which case the Approval Date will be the date on which the Bankruptcy Court entered the order approving the Approval Motion) or (ii) if no objection to the Approval Motion is filed, the date on which the Bankruptcy Court enters the order approving the Approval Motion.

  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall terminate automatically if a final non-appealable order denying the Approval Motion is entered by the Bankruptcy Court. In the event of such termination, all obligations under this Agreement shall be terminated and of no further force or effect without further action by any Party hereto and without liability of any Party hereto to the others.

  In the event of termination of this Agreement pursuant to Section 2 hereof, no rights or obligations, nor any claims or defenses, of the Parties existing prior to the execution of this Agreement will be prejudiced, compromised, discharged or otherwise affected in any way, and shall exist as if this Agreement had never been executed, and neither this Agreement, nor any draft hereof, any communications among the Parties with respect to this Agreement nor the subject matter hereof shall be admissible in evidence or in any way used, described or discussed in any future proceeding.

  Effective as of 11:59 p.m. on the third business day after the Approval Date, the Parties agree that the PSA and the Parties’ respective rights, benefits and obligations thereunder shall be terminated (the “PSA Termination Date”). Other than as set forth in this Agreement, the Parties shall have no further rights or obligations between and among themselves arising under or relating in any way whatsoever to the PSA; provided, however, that the PSA shall continue in effect after the Approval Date but only to the extent necessary to provide for final accountings, final billing, and payments.

  TMLP represents that there are currently in excess of two million dollars in the Escrowed Funds and that TMLP will not disburse any of the Escrowed Funds except in accordance with this Agreement.

  USGenNE shall promptly notify TMLP of the Approval Date. Notice shall be made by email to Kenneth Barna, Esquire at “kbarna@rubinrudman.com” and by telefacsimile and by US Mail addressed to Kenneth Barna, Rubin and Rudman LLP, 50 Rowes Wharf, Boston, MA 02110 (Fax) (617)439-9556.. Within 3 business days of the Approval Date, TMLP shall pay to USGenNE from the Escrowed Funds the sum of two million dollars (the “Termination Payment”). The Termination Payment shall be made by wire to USGenNE or by cashier’s check payable to USGen New England Inc. and delivered to Robert S. Sanoff, Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210. Upon payment of the Termination Payment, TMLP shall have the right to disburse the remaining Escrowed Funds in its sole discretion.

  Contemporaneous with the execution of the Agreement, NEP and TMLP shall jointly move to stay the Superior Court Action pending resolution of the Approval Motion.

  USGenNE, as agent to NEP, agrees that it will continue to deliver capacity, energy, and other ancillary products to TMLP as required under the PSA until the PSA is terminated in accordance with the provisions of this Agreement.

  TMLP agrees that it will pay to USGenNE in the ordinary course the then market value for all capacity, energy, and other ancillary products it has received but not yet paid for pursuant to the PSA up until and including the PSA Termination Date. TMLP’s obligation to pay under this Section 9 of the Agreement shall be in addition to its obligation to pay the Termination Payment.

  Subject only to the provisions of this Agreement, USGenNE and NEP for themselves and their respective officers, agents, attorneys, predecessors, directors, employees, successors, and assigns do hereby release and forever discharge TMLP and its respective officers, agents, attorneys, predecessors, principals, trustees, employees, successors, and assigns of and from any and all claims, demands, attorney's fees, costs, actions and causes of action of every kind or nature, whether known or unknown, suspected or unsuspected that USGenNE or NEP now has, may in the future have, or has at any time heretofore had against TMLP but only those arising under or relating to the PSA.

  Subject only to the provisions of this Agreement, TMLP for itself and its respective officers, agents, attorneys, predecessors, principals, trustees, successors, assigns, and employees does hereby release and forever discharge USGenNE and NEP and their respective officers, agents, attorneys, predecessors, directors, successors, assigns, and employees of and from any and all claims, demands, attorney's fees, costs, actions and causes of action of every kind or nature, whether known or unknown, suspected or unsuspected that TMLP now has, may in the future have, or has at any time heretofore had against NEP or USGenNE but only those arising under or relating to the PSA.

  Upon the receipt by USGenNE of the Termination Payment, NEP and TMLP shall immediately cause the Superior Court Action to be dismissed (including all claims and counterclaims), with prejudice and without attorneys’ fees or costs, by having their respective counsel execute and file the Stipulation of Dismissal with Prejudice substantially in the form attached hereto as Exhibit A.

  The Parties acknowledge that this Agreement is given in settlement of a disputed claim and is not an admission of liability, any such liability being expressly denied by all Parties. This Agreement shall not constitute, and no action taken pursuant to this Agreement shall constitute, any admission of fact, liability, causation, responsibility or fault, or proportionate share thereof, by any of the Parties with respect to any matter referred to herein.

  Each Party represents and warrants to the other Parties that the individual executing this Agreement on such Party's behalf is fully authorized to do so and, further, that such individual is fully authorized to bind the Party on whose behalf it is executing this Agreement to the terms of all releases of claims, undertakings and obligations of that Party as set forth in this Agreement.

  The effective day of this Agreement shall be the date set forth above.

  The Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

  This Agreement may be executed in counterparts, which together shall comprise the executed Agreement.

  This Agreement may be modified, amended or supplemented only by a written instrument which specifically references this Agreement and is signed by all Parties.

  Each Party has been advised by its own legal counsel and, in executing this Agreement, does not rely upon any representations, promises, or inducements made by any other Party or its representatives, with the sole exception of the premises and provisions set forth herein. The fact that a Party or counsel for a party drafted a provision or provisions of this Agreement shall not cause that provision or those provisions to be construed against the drafting Party.
  This Agreement shall constitute the entire understanding of the Parties with respect to its subject matter. It shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. None of the Parties shall assign its rights and obligations under this Agreement without the prior written consent of the other Parties.

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IN WITNESS WHEREOF, the Parties' authorized representatives have duly executed this Agreement as an instrument under seal on the day and year first written above.

NEW ENGLAND POWER COMPANY By: /s/ John F. Sherman John F. Sherman, III Title: Deputy General Counsel Date: January 31, 2005 USGEN NEW ENGLAND, INC. By: /s/ James G. Utt Title: V.P. Date: 1/31/05	TAUNTON MUNICIPAL LIGHTING PLANT By: /s/ Joseph M. Blaine Title: General Manager Date: January 31, 2005

EXHIBIT A

STIPULATION OF DISMISSAL WITH PREJUDICE

COMMONWEALTH OF MASSACHUSETTS

SUFFOLK COUNTY, ss.	SUPERIOR COURT DEPARTMENT OF THE TRIAL COURT
NEW ENGLAND POWER COMPANY, PLAINTIFF, v. TAUNTON MUNICIPAL LIGHTING PLANT, DEFENDANT.	CIVIL ACTION No. 02-4691 BLS (Judge van Gestel)

STIPULATION OF DISMISSAL WITH PREJUDICE

Pursuant to Rule 41(a)(1)(ii) of the Massachusetts Rules of Civil Procedure, the above-captioned parties hereby dismiss this action, including all claims and counterclaims, with prejudice, without costs and with all rights of appeal waived.

TAUNTON MUNICIPAL
LIGHTING PLANT

By its attorneys,

Alan K. Posner, BBO, #403900
Kenneth M. Barna, BBO #029680
Rubin and Rudman, LLP
50 Rowes Wharf
Boston, MA 02110
(617) 330-7000
(617) 439-9556 (fax)

Date: __________, 2005

NEW ENGLAND POWER COMPANY By its attorneys, Robert S. Sanoff, BBO #441370 Susan A. Snyder, BBO #638120 FOLEY HOAG LLP 155 Seaport Boulevard Boston, MA 02210-2600 (617) 832-1000 (617) 832-7000 (fax)